Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of SEI Index Funds and

The Board of Trustees of SEI Institutional Managed Trust:

We consent to the use of our report dated May 22, 2007, with respect to the financial statements of the SEI S&P 500 Index Fund (the “Fund”) as of March 31, 2007, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and in the introduction to and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 2, 2007